As filed with the Securities and Exchange Commission on February 24, 2016

Registration No.  _______

 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ACETO CORPORATion

(Exact Name of Registrant as Specified in its Charter)

New York	11-1720520
(State or Other Jurisdiction	(I.R.S. Employer Identification No.)
of Incorporation or Organization)

4 Tri Harbor Court

Port Washington, NY 11050

(Address, including Zip Code, of Principal Executive Offices)

ACETO CORPORATION 2015 EQUITY PARTICIPATION PLAN

(Full Title of the Plan)

Steven Rogers, Esq.

Senior Vice President, General Counsel and Corporate Secretary

Aceto Corporation

4 Tri Harbor Court

Port Washington, NY 11050

(Name and Address Including Zip Code, of Agent For Service)

(516) 627-6000

Telephone Number, Including Area Code, of Agent for service

With a Copy to:

Steven E. Siesser, Esq.

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, NY 10020

(212) 262-6700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, $0.01 par value per share	4,250,000	$20.30	$86,275,000	$8,688

(1)	The number of shares of common stock, par value $0.01 per share (“Common Stock”), of Aceto Corporation being registered under this registration statement represents 4,250,000 shares of Common Stock issuable to participants (including pursuant to the exercise of stock options) under the Aceto Corporation 2015 Equity Participation Plan (the “Plan”).

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers such additional securities as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions in accordance with the terms of the Plan.

(3)	Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated for the purpose of calculating the amount of the registration fee and are based upon the average of the high and low sales prices of the Common Stock reported on The NASDAQ Global Select Market on February 18, 2016.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required to be contained in the Section 10(a) prospectus is omitted from this registration statement and will be delivered to the participants in the Aceto Corporation 2015 Equity Participation Plan covered by this registration statement pursuant to Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the note to Part I of Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

The following documents, which have been filed by Aceto Corporation (the “Company” or the “Registrant”) with the Securities and Exchange Commission, are hereby incorporated by reference in this registration statement:

•	the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015;

•	the Company’s definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on October 26, 2015 as supplemented on November 23, 2015;

•	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015 and for the quarterly period ended December 31, 2015;

•	the Company’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on October 28, 2015, November 10, 2015, November 12, 2015, November 16, 2015, November 23, 2015 and December 16, 2015; and

•	the description of the Company’s common stock contained in the Company’s Registration Statement on Form S-3 (File No. 333-207394) filed with the SEC on October 13, 2015, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this registration statement, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Directors and Officers.

The Company is incorporated under the New York Business Corporation Law (“NYBCL”). Section 722 of the NYBCL generally permits a corporation to indemnify its officers and directors against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees actually and necessarily incurred in an action or proceeding (other than an action by or in the right of a corporation, a “derivative action”), if such directors or officers acted in good faith, for a purpose which they reasonably believed to be in the best interests of the corporation, and, with respect to a criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions except that no indemnification is permitted in respect of (i) a threatened action, or a pending action which is settled or disposed of, or (ii) any claim, issue or matter as to which such officers or directors are adjudged to be liable to the corporation, unless and only to the extent a court determines that such officers or directors are fairly and reasonably entitled to indemnity for such portion of the settlement and expenses as the court deems proper. Section 724 of the NYBCL requires indemnification in a civil action or proceeding if so ordered by a court.

Article Eighth of the Company’s restated certificate of incorporation, as amended, provides that, to the fullest extent permitted by the NYBCL, the Company’s directors shall not be liable to the Company or its stockholders for monetary damages for any breach of duty as a director.

Article Seventh of the Company’s restated certificate of incorporation, as amended, and Article XI of the Company’s by-laws provide that the Company shall, to the maximum extent permitted under the NYBCL, indemnify any person who was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of the Company or while a director or officer is or was serving at the request of the Company as a director, officer, partner, trustee, employee, or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim.

The Company also maintains directors’ and officers’ insurance.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

For a list of exhibits, see the Exhibit Index in this registration statement, which is incorporated into this Item by reference.

Item 9.         Undertakings.

(a)          The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Port Washington, State of New York, on this 24th day of February, 2016.

ACETO CORPORATION

By:	/s/ Steven Rogers
Steven Rogers
Senior Vice President

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Salvatore Guccione *	President, Chief Executive Officer and	February 24, 2016
Salvatore Guccione	Director (Principal Executive Officer)

/s/ Douglas Roth *	Assistant Secretary/Treasurer, Senior Vice	February 24, 2016
Douglas Roth	President and Chief Financial Officer
(Principal Financial and Accounting Officer)

/s/ Albert L. Eilender *	Chairman	February 24, 2016
Albert L. Eilender

/s/ Hans C. Noetzli *	Director	February 24, 2016
Hans C. Noetzli

Director
William N. Britton

Director
Natasha Giordano

Director
Alan G. Levin

/s/ Daniel B. Yarosh *	Director	February 24, 2016
Dr. Daniel B. Yarosh

*By:	/s/ Steven Rogers
Steven Rogers, Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Amended and Restated Certificate of Incorporation of Aceto Corporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed on February 5, 2016)

4.2	Amendment to Amended and Restated Certificate of Incorporation of Aceto Corporation (incorporated by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q filed on February 5, 2016)

4.3	Aceto Corporation By-Laws, amended July 28, 2014 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on July 31, 2014)

5.1	Opinion of Lowenstein Sandler LLP

23.1	Consent of BDO USA, LLP

23.2	Consent of Lowenstein Sandler LLP (filed as part of Exhibit 5.1)
24.1	Power of Attorney

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